Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Scilex Holding Company

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2022, in the Registration Statement (Form S-1) and related Prospectus of Scilex Holding Company for the registration of up to 28,128,422 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

January 12, 2023